[Letterhead of Mark Gasarch]

                                                            EXHIBIT 5.1







February 19, 1997

Compost America Holding Company, Inc.
320 Grand Avenue
Englewood, New Jersey 07631-4355

Gentlemen:

I have reviewed your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 880,000 shares of common stock, no par value (the "Shares") of Compost America Holding Company, Inc. (the "Company") to be issued pursuant to the Company's Employee and Consultant Stock and Stock Option Plan described in the Registration Statement (the "Agreement").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement and originals, or copies certified to my satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, documents and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement and that the Shares, when issued in accordance with the terms of the Agreement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Mark Gasarch

                              Mark Gasarch